Exhibit 10.47

830 WINTER STREET

WALTHAM, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	3/30/2021

Tenant:	Q32 Bio Inc., a Delaware corporation

Tenant’s Mailing	One Broadway
Address Prior to	14th Floor
Occupancy:	Cambridge, MA 02142

Landlord:	PPF OFF 828-830 WINTER STREET LLC, a Delaware limited liability company

Building:	830 Winter Street, Waltham, Massachusetts (the “Building”). The Building consists of three (3) stories, containing approximately 186,835 rentable square feet (the “Building Rentable Area”), including a one-(1)-story garage with eighty-seven (87) spaces (the “830 Garage”). The land on which the Building, the 830 Garage, the 828 Building and the 828 Garage (both as hereinafter defined) are located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof.

Premises:	Prime Premises: Approximately 14,893 rentable square feet of space on the second (2nd) floor of the Building, as shown on Exhibit 1A.

Basement Premises: The following areas located in the basement of the Building, all as shown on Exhibit 1B attached hereto and (except with respect to the Hazardous Waste and Chemical Storage Premises) dedicated for Tenant’s use in common with any tenant occupying the portion of the third floor of the Building located directly above the Prime Premises (the “Third Floor Tenant”), as more particularly set forth in Section 1.3(e). The portion of the Basement Premises allocated to Tenant comprises approximately 878 rentable square feet of space.

•	PH System Premises;

•	Hazardous Waste and Chemical Storage Premises; and

•	Mechanical Systems Premises, which contains the following systems: (i) RODI; (ii) Compressed Air; and (iii) Central Vacuum.

Generator Premises: As defined and described in Section 1.3(g).

1

The term “Premises” shall mean, collectively, the Prime Premises, Basement Premises, and Generator Premises.

Premises Rentable Area:	15,771 rentable square feet. Landlord and Tenant stipulate and agree that the Building Rentable Area and the Premises Rentable Area are correct and shall not be remeasured.

Property:	The Building, the Land, and the other improvements located on, and to be constructed on, the Land, including the building known as 828 Winter Street, Waltham, Massachusetts (the “828 Building”) which consists of approximately 145,940 rentable square feet, including a four-(4)-story garage with 523 spaces (the “828 Garage”). The Property is part of the Waltham Woods/Reservoir Woods area (the “Waltham Woods/Reservoir Woods Park”) which, as of the date hereof, consists of the following properties and such other properties as may from time to time participate in the sharing of common exterior maintenance expenses: 840 Winter Street, Waltham Woods (860, 870, 880, and 890 Winter Street), and Reservoir Woods (920, 930, and 940 Winter Street).

Parking Areas:	The 830 Garage and the surface parking spaces adjacent to the Building and the 828 Building, and, as specifically set forth in Section 1.3(c) hereof, the 828 Garage.

Term Commencement Date:	The date Landlord delivers possession of the Premises to Tenant, which is estimated to be January 1, 2022, subject to acceleration by Landlord as more particularly set forth in Section 1.1(b).

Rent Commencement Date:	The Term Commencement Date.

Expiration Date:	Ten (10) years after the Term Commencement Date, except that if the Term Commencement Date occurs on a day other than the first day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the tenth (10th) anniversary of the Term Commencement Date occurs.

Extension Term:	Subject to Section 1.2 below, one (1) extension term of five (5) years.

2

Permitted Uses:	Prime Premises. Subject to Legal Requirements, general office, research, development and laboratory use, and other ancillary uses related to the foregoing.

PH System Premises: Subject to Legal Requirements, installation and maintenance of equipment for Tenant’s PH waste water treatment system for the Prime Premises, in accordance with applicable Environmental Laws, and other ancillary uses related to the foregoing.

Hazardous Waste and Chemical Storage Premises: Subject to Legal Requirements, storage of Hazardous Materials which are permitted to be introduced by Tenant to the Premises in accordance with the provisions of the Lease and applicable Environmental Laws, and other ancillary uses related to the foregoing.

Mechanical Systems Premises: Subject to Legal Requirements, the placement of Tenant’s mechanical equipment or storage.

Base Rent:	RENT YEAR[1]	ANNUAL BASE RENT	MONTHLY PAYMENT
	Rent Year 1	$969,916.50	$80,826.38
	Rent Year 2	$999,014.00	$83,251.17
	Rent Year 3	$1,028,984.41	$85,748.70
	Rent Year 4	$1,059,853.95	$88,321.16
	Rent Year 5	$1,091,649.57	$90,970.80
	Rent Year 6	$1,124,399.05	$93,699.92
	Rent Year 7	$1,158,131.02	$96,510.92
	Rent Year 8	$1,192,874.95	$99,406.25
	Rent Year 9	$1,228,661.20	$102,388.43
	Rent Year 10	$1,265,521.04	$105,460.09

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Share:	8.44% (i.e., a fraction, the numerator of which is the Premises Rentable Area and the denominator of which is the Building Rentable Area).

[1]

For the purposes of this Lease, the first “Rent Year” shall be defined as the period commencing as of the Term Commencement Date and ending on the date immediately preceding the first (1st) anniversary of the Term Commencement Date; except that if the Term Commencement Date occurs on a day other than the first day of a calendar month, the first Rent Year shall expire as the last day of the calendar month in which the first (1st) anniversary of the Term Commencement Date occurs. Thereafter, “Rent Year” shall be defined as any subsequent twelve (12) month period during the Term of this Lease.

3

Notwithstanding the foregoing, with respect to Cafeteria Costs, as defined in Section 1.3(d), Tenant’s Share shall be defined as a fraction, the numerator of which is the number of employees of Tenant located in the Building and the denominator of which is the number of employees of all tenants at the Property (including Tenant) that have the right to use the Cafeterias.

Security Deposit/ Letter of Credit:	$646,611.00, subject to Article 7.

EXHIBITS:

EXHIBIT 1A	LEASE PLAN - PRIME PREMISES
EXHIBIT 1B	LEASE PLAN - BASEMENT PREMISES
EXHIBIT 1C	LEASE PLAN - LOCATION OF LOADING DOCKS, RECEIVING AREAS AND FREIGHT ELEVATORS
EXHIBIT 1D	[INTENTIONALLY OMITTED]
EXHIBIT 1E	LEASE PLAN - GENERATOR PREMISES
EXHIBIT 2	LEGAL DESCRIPTION - LAND
EXHIBIT 3	[INTENTIONALLY OMITTED]
EXHIBIT 4	TENANT’S WORK
EXHIBIT 5	[INTENTIONALLY OMITTED]
EXHIBIT 6	FORM OF LETTER OF CREDIT
EXHIBIT 7	LANDLORD’S SERVICES
EXHIBIT 8	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 8-1	CONTROL AREAS
EXHIBIT 9	RULES AND REGULATIONS
EXHIBIT 9-1	BUILDING RULES AND REGULATIONS
EXHIBIT 9-2	CONSTRUCTION RULES AND REGULATIONS
EXHIBIT 10	TENANT WORK INSURANCE SCHEDULE
EXHIBIT 11	PROPOSED PARKING AND TRAFFIC DEMAND MANAGEMENT PLAN
EXHIBIT 11-1	840 WINTER PARKING OVERFLOW PLAN

4

TABLE OF CONTENTS

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	Appurtenant Rights	3
	1.4	Tenant’s Access	6
	1.5	No recording // Notice of Lease	7
	1.6	Exclusions	7
	1.7	Acid Neutralization Tank	7

2.	RIGHTS RESERVED TO LANDLORD		8

	2.1	Additions and Alterations	8
	2.2	Additions to the Property	8
	2.3	Name and Address of Building	8
	2.4	Landlord’s Access	9
	2.5	Pipes, Ducts and Conduits	10
	2.6	Minimize Interference	10

3.	CONDITION OF PREMISES		10

	3.1	Condition of Premises	10

4.	USE OF PREMISES		11

	4.1	Permitted Uses	11
	4.2	Prohibited Uses	11
	4.3	Intentionally Omitted	12
	4.4	MWRA Permit	12
	4.5	Parking and Traffic Demand Management Plan	12

5.	RENT; ADDITIONAL RENT		12

	5.1	Base Rent	12
	5.2	Operating Costs	13
	5.3	Taxes	17
	5.4	Late Payments	18
	5.5	No Offset; Independent Covenants; Waiver	19
	5.6	Survival	20

6.	INTENTIONALLY OMITTED		20

7.	LETTER OF CREDIT		20

	7.1	Amount	20
	7.2	Application of Proceeds of Letter of Credit	20
	7.3	Transfer of Letter of Credit	21
	7.4	Cash Proceeds of Letter of Credit	21
	7.5	Return of Security Deposit or Letter of Credit	21
	7.6	Reduction in Letter of Credit	21

8.	INTENTIONALLY OMITTED		22

i

9.	UTILITIES, LANDLORD’S SERVICES		22

	9.1	Electricity	22
	9.2	Water	22
	9.3	Gas	22
	9.4	Other Utilities	23
	9.5	Interruption or Curtailment of Utilities	23
	9.6	Landlord’s Services	23
	9.7	Conservation Requirements	23

10.	MAINTENANCE AND REPAIRS		24

	10.1	Maintenance and Repairs by Tenant	24
	10.2	Maintenance and Repairs by Landlord	24
	10.3	Accidents to Sanitary and Other Systems	25
	10.4	Floor Load—Heavy Equipment	25
	10.5	Premises Cleaning	25
	10.6	Pest Control	25
	10.7	Service Interruptions	26

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		27

	11.1	Landlord’s Consent Required	27
	11.2	After-Hours	28
	11.3	Harmonious Relations	28
	11.4	Liens	28
	11.5	General Requirements	28

12.	SIGNAGE		29

	12.1	Restrictions	29
	12.2	Monument Signage	30
	12.3	Building Directory/Premises Entrance Signage	30

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		30

	13.1	Landlord’s Consent Required	30
	13.2	Landlord’s Recapture Right	31
	13.3	Standard of Consent to Transfer	31
	13.4	Listing Confers no Rights	32
	13.5	Profits In Connection with Transfers	32
	13.6	Prohibited Transfers	32
	13.7	Exceptions to Requirement for Consent	32

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		33

	14.1	Tenant’s Insurance	33
	14.2	Indemnification	35
	14.3	Property of Tenant	36
	14.4	Limitation of Landlord’s Liability for Damage or Injury	36
	14.5	Waiver of Subrogation; Mutual Release	36
	14.6	Tenant’s Acts—Effect on Insurance	36
	14.7	Landlord’s Insurance	37

15.	CASUALTY; TAKING		37

	15.1	Damage	37
	15.2	Termination Rights	38
	15.3	Rent Abatement	39
	15.4	Taking for Temporary Use	40
	15.5	Disposition of Awards	40

16.	ESTOPPEL CERTIFICATE		40

17.	HAZARDOUS MATERIALS		40

	17.1	Prohibition	40
	17.2	Environmental Laws	41
	17.3	Hazardous Material Defined	41
	17.4	Chemical Safety Program	41
	17.5	Testing	42
	17.6	Indemnity; Remediation	42
	17.7	Disclosures	44
	17.8	Removal	44
	17.9	Landlord Obligations with respect to Hazardous Materials.	44

18.	RULES AND REGULATIONS		45

	18.1	Rules and Regulations	45
	18.2	Energy Conservation	45
	18.3	Recycling	45

19.	LAWS AND PERMITS		45

	19.1	Legal Requirements	45

20.	DEFAULT		46

	20.1	Events of Default	46
	20.2	Remedies	48
	20.3	Damages - Termination.	48
	20.4	Landlord’s Self-Help; Fees and Expenses	49
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	50
	20.6	Landlord’s Remedies Not Exclusive	50
	20.7	No Waiver	50
	20.8	Restrictions on Tenant’s Rights	50
	20.9	Landlord Default	50

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		51

	21.1	Surrender	51
	21.2	Abandoned Property	52
	21.3	Holdover	52
	21.4	Warranties	53

22.	MORTGAGEE RIGHTS		53

	22.1	Subordination	53

	22.2	Notices	53
	22.3	Mortgagee Consent	54
	22.4	Mortgagee Liability	54

23.	QUIET ENJOYMENT		54

24.	NOTICES		54

25.	CONDOMINIUM CONVERSION		55

26.	MISCELLANEOUS		56

	26.1	Separability	56
	26.2	Captions	56
	26.3	Broker	56
	26.4	Entire Agreement	56
	26.5	Governing Law	56
	26.6	Representation of Authority	56
	26.7	Expenses Incurred by Landlord Upon Tenant Requests	57
	26.8	Survival	57
	26.9	Limitation of Liability	57
	26.10	Binding Effect	58
	26.11	Landlord Obligations upon Transfer	58
	26.12	No Grant of Interest	58
	26.13	Financial Information	58
	26.14	OFAC Certificate and Indemnity	58
	26.15	Confidentiality	59
	26.16	Force Majeure	59

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1	Lease Grant.

(a)    Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term. of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

(b)    Acceleration of Term Commencement Date. Subject to Section 3.1, below, Landlord and Tenant acknowledge and agree that Landlord shall have the right to accelerate the Term Commencement Date, which is estimated to be January 1, 2022, to any date occurring from and after July 1, 2021, upon not less than sixty (60) days’ prior written notice to Tenant of such accelerated date. Upon Tenant’s request, Landlord shall provide regular updates to Tenant (which updates may be provided by email or by phone) on the status of negotiations with the existing tenant of the Premises for such existing tenant to surrender possession of the Premises to Landlord prior to the scheduled expiration date of such tenant’s lease.

1.2	Extension Term.

(a)    Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying seventy-five percent (75%) of the Premises; and (ii) no uncured Event of Default exists (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is no earlier than eighteen (18) months and not later than twelve (12) months prior to the expiration of the current term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)    The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the Winter Street area of Waltham of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant, any economic concessions (including, without limitation, tenant improvement allowances and free rent) then being provided by landlords to tenants, and all other relevant factors to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)    If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience for office and laboratory space in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

1.3    Appurtenant Rights.

(a)    Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common loading docks, hallways, lobby, and elevator of the Building serving the Premises, (ii) the common lavatories located on the floor(s) on which the Premises are located, (iii) common walkways and driveways necessary for access to the Building, (iv) the Parking Areas and (v) other areas and facilities designated by Landlord from time to time for the common use of tenants of the Building and others entitled thereto; and no other appurtenant rights or easements. The current location of the loading docks, receiving areas and freight elevators serving the Building are shown on Exhibit 1C attached hereto.

(b)    Parking. During the Term, Landlord shall, subject to the terms hereof, make available up to thirty-eight (38) unreserved parking spaces in the aggregate for Tenant’s use, at no additional charge, six (6) of which will be located within the 830 Garage, with the remaining thirty-two (32) located within the 828 Garage and the surface parking areas serving the Building. The parking spaces in the parking areas allocated to Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Subject to Landlord’s right to reserve parking for other tenants of the Building, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time. Reserved and handicap parking spaces must be honored. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon at least three (3) months’ written notice to Tenant, to temporarily (i.e., for a period of time not to exceed six (6) months) relocate all or any portion of the Parking Spaces in to other portions of the Property and/or parking areas owned, controlled or leased by Landlord in the vicinity of the Property within a quarter-mile radius of the Land, in which event Landlord shall provide shuttle service between any such relocated Parking Spaces and the Building. In addition, Landlord may, at its election, implement valet and tandem parking in order to accommodate the parking needs of the Property from time to time. Tenant hereby acknowledges that Landlord has granted to an adjacent property owner the right to park up to 120 vehicles in the parking facilities serving the Building, for overflow parking, in the location shown on the plan attached hereto as Exhibit 11-1, on a daily basis between the hours of 7 p.m. to 7 a.m. (the “Off Business Hours Parking Hours”). The foregoing acknowledgement shall not affect Tenant’s rights under this Section 1.3(c) with respect to any time period other than during the Off Business Hours Parking Hours.

(c)    Cafeterias. Subject to the provisions of this Section 1.3(d), Tenant, its employees, contractors, and visitors shall have the right to use in common with others entitled thereto: (i) the existing cafeteria currently being operated in the Building (“830 Cafeteria”), and (ii) the cafeteria in the 828 Building (the “828 Cafeteria”)(the 828 Cafeteria and the 830 Cafeteria are referred to collectively herein as the “Cafeterias” so long as Tenant has the right to use them). Subject to the provisions of Section 5.2, any amounts paid by Landlord to such third party operator(s) on account of its operation of the Cafeteria(s) in excess of the net revenues derived from the operation of the Cafeteria(s) shall be included in Operating Costs, as shall all of

Landlord’s costs of cleaning, maintaining, and repairing the Cafeteria(s) (collectively referred to herein as (“Cafeteria Costs”). If for any reason Landlord or the owner of the 828 Building decides to cease operating a Cafeteria, then within thirty (30) days after delivery of written notice from Landlord to Tenant of Landlord’s decision, then Tenant shall no longer have the right to use such Cafeteria and that portion of the Building shall be removed from the calculation of Common Areas and Tenant’s Proportionate Shares shall be adjusted accordingly.

(d)    Shower and Changing Rooms. During the Term, Tenant and its employees shall have the right to use in common with others entitled thereto the shower and changing rooms located in the 828 Building (the “Shower and Changing Rooms”). Landlord shall, at its expense, install and maintain card readers at appropriate access points to the Shower and Changing Rooms and issue identification cards to authorized users. Subject to Section 5.2 of this Lease, any amounts paid by Landlord on account of its operation of the Shower and Changing Rooms (including, without limitation, Landlord’s costs of cleaning, maintaining, and repairing the Shower and Changing Rooms) shall be included in Operating Costs.

(e)    Basement Premises. During the Term, Tenant shall have the exclusive right to use that portion of the basement of the Building comprised of the Hazardous Waste and Chemical Storage Premises, and the right, in common with the Third Floor Tenant, to use the PH System Premises and the Mechanical Systems Premises, all as substantially shown on Exhibit 1B (the Hazardous Waste and Chemical Storage Premises, PH System Premises, and Mechanical Systems Premises collectively being hereinafter referred to as the “Basement Premises”), for the Permitted Uses set forth hereinabove. Tenant hereby acknowledges and agrees that Tenant’s allocation of 878 rentable square feet of the Basement Premises is solely for the purposes of determining Rent and Operating Costs, and said allocation shall not affect Tenant’s and the Third Floor Tenant’s respective rights to use the aforementioned portions of the Basement Premises in common with each other.

(i)    Tenant shall accept the Basement Premises “as is” in the condition in which the Basement Premises is in as of the Term Commencement Date, without any obligation on the part of Landlord to prepare or construct the Basement Premises for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Basement Premises for the Permitted Uses. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Basement Premises without Landlord’s prior written consent.

(ii)    From and after the Term Commencement Date, Landlord shall maintain the Basement Premises and systems contained therein in good condition and repair, and shall obtain, and maintain all governmental permits and approvals necessary for the operation and maintenance of the Basement Premises. Landlord shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair, refurbishment or replacement of the Basement Premises and any of the systems contained therein (the “Basement Premises Costs”), and such Basement Premises Costs shall be included in Operating Costs, except, subject to Section 14.5, to the extent such costs are caused by the negligence or willful misconduct of Tenant. Notwithstanding anything in this Lease to the contrary, with respect to the Basement Premises Costs, Landlord and Tenant hereby acknowledge and agree that

Tenant’s proportionate share shall equal 36.98% (based on the ratio of Tenant’s allocation of the Basement Premises (878 rentable square feet) to the total rentable square footage of the Basement Premises (2,374 rentable square feet)).

(iii)    Tenant shall comply with all reasonable rules and regulations promulgated by Landlord in the use and operation of the Basement Premises.

(f)    Generator Premises. Reference is made to the fact that there is an existing generator (“Generator”) located as shown on Exhibit 1E (the “Generator Premises”). Tenant shall have the right to use the Generator, in common with the Third Floor Tenant, through the Term of the Lease subject to the terms and conditions of this Section 1.3(f) and the provisions of the Lease. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in the maintenance and operation of the Generator. All electricity generated by the Generator and consumed by Tenant may only be consumed by Tenant in the Premises. Tenant’s use of the Generator hereunder is subject to a capacity limitation of 336,500 watts, which represents approximately 36.98% of the overall capacity of the Generator.

(i)    Tenant shall have no obligation to pay Base Rent or Taxes in respect of the Generator.

(ii)    From and after the Term Commencement Date, Landlord shall maintain the Generator in good condition and repair, and shall obtain, and maintain all governmental permits and approvals necessary for the operation and maintenance of the Generator and the Generator Premises. Landlord shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair, refurbishment or replacement of the Generator Premises and any of the systems contained therein (the “Generator Premises Costs”), and such Generator Premises Costs shall be included in Operating Costs, except, subject to Section 14.5, to the extent such costs are caused by the negligence or willful misconduct of Tenant. Notwithstanding anything in this Lease to the contrary, with respect to the Generator Premises Costs, Landlord and Tenant hereby acknowledge and agree that Tenant’s proportionate share shall equal 36.98%.

(iii)    Tenant, at Tenant’s sole cost, and subject to the provisions of this Lease (including, without limitation, Section 11 hereof) shall have the right to install wiring in locations designated by Landlord in order to connect the Generator to Tenant’s electrical system serving the Prime Premises. Tenant shall have no right to make any other changes, alterations, additions, decorations or other improvements (collectively “Installations”) to the Generator.

(iv)    Tenant shall have no right to remove the Generator or the Installations, if any.

(v)    Tenant shall be responsible for the cost of repairing any damage to the Building and/or the Generator caused by the installation by Tenant of any Installations.

(vi)    Tenant shall have no right to sublet the Generator or to assign its interest hereunder, other than to an Affiliated Entity or Successor as defined in Section 13.7 of this Lease, a Recapture Exempt Sublease as defined in Section 13.2 of this Lease, or a transferee pursuant to an approved Transfer under Section 13 of this Lease.

(vii)    To the maximum extent permitted by law, the Generator and all Installations in the Generator Premises shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Generator or any Installations are damaged for any reason, except to the extent caused by the negligent acts, negligent omissions or willful misconduct of Landlord or any of the Landlord Parties.

(viii)    Subject to Section 10.1 of the Lease and to Landlord’s obligation to maintain the Generator in good condition and repair as set forth in Section 1.3(f)(ii), above: (x) Tenant shall take the Generator “as-is” in the condition in which the Generator is in as of the Term Commencement Date, without any obligation on the part of Landlord to prepare or construct the Generator for Tenant’s use or occupancy, and (y) without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Generator for Tenant’s intended use thereof.

(ix)    In addition to and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention laws, ordinances and regulations in Tenant’s use of the Generator.

(x)    Subject to Section 10.1, Tenant shall, at Tenant’s sole cost and expense, repair and maintain Tenant’s connections to the Generator and Installations.

(xi)    In addition to and without limiting the insurance provisions of the Lease, Tenant shall procure, keep in force and pay for Commercial General Liability Insurance in respect of the Generator of not less than One Million ($1,000,000.00) Dollars in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence and such insurance shall name Landlord as an additional insured party. Tenant shall have the right to maintain the aforesaid insurance under umbrella coverages.

(xii)    In addition to and without limiting the indemnification provisions set forth in the Lease, Tenant shall, to the maximum extent permitted by law and subject to Section 14.5, indemnify, defend, and hold Landlord harmless from any and all claims, losses, demands, actions, or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Generator, except to the extent caused by the negligent acts, negligent omissions or willful misconduct of Landlord or any of the Landlord Parties.

1.4    Tenant’s Access.

(a)    From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Landlord’s reasonable Building security requirements, causes beyond Landlord’s reasonable control, Legal Requirements, the Rules and Regulations, the terms of this Lease, Force Majeure (hereinafter defined) and matters of record.

1.5    No recording // Notice of Lease. Neither party shall record this Lease. Tenant shall not record a memorandum of this Lease and/or a notice of this Lease. Notwithstanding the foregoing, if the Initial Term plus any Extension Term(s) exceeds in the aggregate seven (7) years, Landlord agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, the length of the Extension Term(s) and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Middlesex South Registry District of the Land Court, as appropriate (alternatively and collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute, acknowledge, and deliver the same (together with any other instrument(s) that may be necessary in order to record and/or file same with the Registry) to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.

1.6    Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.

1.7    Acid Neutralization Tank. The provisions of this Section 1.7 are subject to Section 10.1 below:

(a)    There currently exists an acid neutralization tank (the “Acid Neutralization Tank”) that is located in the PH System Premises. Tenant acknowledges and agrees that Tenant is leasing the Acid Neutralization Tank in its “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, or recourse to Landlord. Tenant shall have the right, in common with the Third Floor Tenant, throughout the Term of the Lease, as the same may be extended, to use the Acid Neutralization Tank in accordance with Legal Requirements. Landlord shall obtain, and maintain all governmental permits and approvals necessary for the operation and maintenance of the Acid Neutralization Tank; provided that Tenant shall be responsible during the Term for compliance with such permits and approvals with respect to Tenant’s use of the Acid Neutralization Tank, as more particularly set forth in Section 4.4, below. Tenant shall reimburse Landlord for Tenant’s proportionate share of all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank by Landlord, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”), except, subject to Section 14.5, to the extent such costs are caused by the negligence or willful misconduct of any of the Landlord Parties (as hereinafter defined). Notwithstanding anything in this Lease to the contrary, with respect to the Tank Costs, Landlord and Tenant hereby acknowledge and agree that Tenant’s proportionate share shall equal 36.98%.

(b)    Landlord shall be responsible for the operation, cleanliness, and maintenance of the Acid Neutralization Tank and the appurtenances, all of which shall remain the personal property of Landlord, and shall be left in place by Tenant at the expiration or earlier termination of the Lease. Subject to Landlord’s obligation to maintain the Acid Neutralization Tank, Tenant shall take the Acid Neutralization Tank “as is” in the condition in which the Acid Neutralization Tank Premises is in as of the Term Commencement Date, without any obligation on the part of Landlord to prepare or construct the PH System Premises for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Acid Neutralization and the PH System Premises for the operation of the Acid Neutralization Tank. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the PH System Premises without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

2.    RIGHTS RESERVED TO LANDLORD

2.1    Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2    Additions to the Property.

(a)    Landlord may at any time or from time to time (i) construct additional improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property, (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

(b)    In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations.

2.3    Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4    Landlord’s Access.

(a)    Subject to the terms hereof, Tenant shall (a) upon reasonable advance notice but in any event not less than forty-eight (48) hours), which may be via email at mvigliotta@q32bio.com or such other address as may be provided in writing by Tenant to Landlord (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday – Friday 8 a.m.. – 6 p.m., Saturday 8 a.m. – 1 p.m., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants; and (c) upon reasonable prior written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to have a representative present for any access by Landlord or any of the Landlord Parties in exercising its rights under this Section 2.4.

(b)    Secure Area within the Premises. Notwithstanding the foregoing, Tenant, at its own expense may, as hereinafter set forth, designate one or more areas of the Premises to be “Secure Areas” (i.e., portions of the Premises to which Landlord shall not have a right of entry or access for any reason whatsoever (except as otherwise provided below). Tenant may, from time to time, exercise its right to create Secure Areas by delivering to Landlord, for Landlord’s written approval, a plan showing the location of any such Secure Areas. Landlord agrees that it will not unreasonably withhold, condition or delay such consent. If Landlord must gain access to a Secure Areas in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall be accompanied by an employee of Tenant or a party designated by Tenant (the “Escort”). Tenant shall make an Escort available to Landlord during business hours. At all times, Landlord shall comply with all reasonable security measures of the Tenant pertaining to the Secure Areas. If an emergency representing an imminent risk of injury to persons or material property damage in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secure Areas, Landlord may enter the Secure Areas without an Escort. If practicable under the circumstances, Landlord shall immediately notify (which may be oral notification) and request that Tenant make an Escort available to Landlord if time permits, and if Tenant shall not make an Escort available to accompany Landlord, then Tenant hereby authorizes Landlord to enter the Secure Areas forcibly or with a master key, and to enter without an Escort. In any such event, except (subject to Section 14.5 of this Lease) to the extent resulting from Landlord’s negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in the Secure Areas unless Tenant shall make arrangements to have an Escort in the Secure Areas at the time such service or cleaning is provided to the remainder of the Premises.

2.5    Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not reduce the rentable square footage of the Premises other than by a de minimus amount, or adversely affect the appearance of the Premises. In exercising its right in this Section 2.5, Landlord shall make commercially reasonable efforts to locate any pipes, ducts, and conduits behind walls and above ceilings so as to minimize interference with the Premises.

2.6    Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Article 2.

3.    CONDITION OF PREMISES.

3.1    Condition of Premises. Landlord shall deliver the Premises to Tenant in vacant, broom-clean condition, and shall repair any visible damage (excluding ordinary wear and tear) caused to the Premises resulting from the existing tenant’s move-out, and Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Term Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord. As of the Term Commencement Date all base Building systems serving the Premises shall be in good condition and repair, and the Premises shall be in substantially the same configuration and condition as on the Execution Date, reasonable wear and tear excepted. On or before the Term Commencement Date, Landlord shall provide Tenant with evidence that the Premises (excluding the Acid Neutralization Tank, which will not be decommissioned and will be maintained by Landlord in accordance with Section 1.7, above) have been decommissioned in accordance with applicable Legal Requirements. Without limiting the generality of the foregoing, Landlord shall provide Tenant with a copy of the decommissioning report on or before the Term Commencement Date.

4.    USE OF PREMISES

4.1    Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements. Landlord shall cooperate with Tenant, in such manner as Tenant may reasonably request, in assisting Tenant to obtain any governmental permits or approvals necessary to enable Tenant to use the Premises for any of the Permitted Uses, provided that Landlord shall not be obligated to incur any out-of-pocket costs or expenses or incur any liability in connection with any such request.

4.2    Prohibited Uses.

(a)    Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (b) occasion impairment, interference or injury in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (c) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; or (v) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder. Notwithstanding the foregoing, Landlord agrees that Tenant’s use of the Premises for the Permitted Use (as opposed to the particular manner of Tenant’s use of the Premises) shall not, in and of itself, be deemed to breach the provisions of this Section 4.2.

(b)    With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with (x) the ability of others, entitled thereto, to park in the common parking areas, or (y) the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

4.3    Intentionally Omitted.

4.4    MWRA Permit. Tenant shall establish and maintain with respect to its use of wastewater facilities exclusively serving the Premises, an MWRA waste water discharge program administered by a licensed, qualified individual (which individual may be (i) a third party contractor/consultant approved by Landlord, which approval shall not be unreasonably withheld, or (ii) an employee of Tenant or Tenant’s affiliate) in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such MWRA waste water discharge, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section. With respect to Tenant’s use of any acid neutralization tank exclusively serving the Premises in the Building, Tenant shall obtain and maintain during the Term: (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts. Tenant shall not introduce anything into any acid neutralization tank serving the Premises, (x) in violation of the terms of an MWRA Permit, (y) in violation of Legal Requirements or (z) that would interfere with the proper functioning of any such acid neutralization tank.

4.5    Parking and Traffic Demand Management Plan. The Property is subject to a Parking and Traffic Demand Management Plan with the City of Waltham, a copy of which is attached hereto as Exhibit 11 (the “ PTDM”). Tenant agrees, at its sole expense, to comply with the requirements of the PTDM, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof. In the event that the PTDM is ever modified, supplemented, amended or replaced (“PTDM Modifications”), Tenant agrees, at its sole expense, to comply with the requirements of the PTDM Modifications, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof.

5.    RENT; ADDITIONAL RENT

5.1    Base Rent. During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2    Operating Costs.

(a)    “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property, including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Property manager, however denominated, any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas (including, without limitation, the Building’s share of Common Expenses under the Condominium Documents and costs of maintaining and operating the exterior common areas and facilities of the Waltham Woods/Reservoir Woods Park allocable to the Building), related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee paid to Landlord’s property manager in an amount not to exceed four percent (4%) of gross revenues of the Building, the costs, including, without limitation, a commercially reasonable rental factor, of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity. For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Building as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Building, if applicable. Operating Costs shall not include Excluded Costs (hereinafter defined).

(b)    Capital Expenditures. Permitted Capital Expenditures (as hereinafter defined) shall only be included in Operating Costs for each fiscal year during the Term of this Lease to the extent of the Annual Charge-Off, as hereinafter defined, for such fiscal year with respect to such capital expenditure. Operating Costs shall not include any Annual Charge-Off with respect to Excluded Costs, as hereinafter defined. For the purposes hereof:

(i)    “Annual Charge-Off” means the annual amount of principal and interest payments which would be required to repay a loan in equal monthly installments over the Useful Life, as defined below, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as defined below, where the initial principal balance is the cost of the capital item in question.

(ii)    “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and commercially reasonable practices in effect at the time of acquisition of the capital item.

(iii)    “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(c)    “Excluded Costs” shall be defined as (i) any fixed or percentage ground rent payable to any ground lessor, or any mortgage charges (including interest, principal, points and fees)and any debt service costs (provided however, that the provisions of this clause (i) shall not be deemed to exclude mortgage charges and debt service costs incurred with respect to Permitted Capital Expenditures, as hereinafter defined, from Operating Costs); (ii) brokerage commissions, marketing costs, concessions and leasehold improvement costs incurred in connection with entering into leases for any rentable space at the Building or Campus including, without limitation, finders’ fees, attorneys’ fees and expenses, entertainment costs and travel expenses; (iii) salaries and bonuses and benefits of officers, executives of Landlord and administrative employees above the grade of Property manager; (iv) the cost of work done by Landlord for a particular tenant or any special work or service performed for any tenant (including Tenant) billable to such tenant or any costs in connection with services or benefits that are provided to or for the particular benefit of other tenants but not offered to Tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements following the Execution Date of this Lease, or (B) reasonably projected to reduce Operating Costs (collectively, “Permitted Capital Expenditures”); (vi) any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building; (xi) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance covered by warranties, guaranties and service contracts; and (xiii) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xiv) Taxes; (xv) the cost of any repairs or restoration required because of fire or other casualty, provided, however, that Operating Costs may include costs of repairs which are not covered because the cost of such repairs is within a commercially reasonable deductible carried under Landlord’s casualty insurance policy (Tenant hereby agreeing that, as of the Execution Date, $25,000.00 is a commercially reasonable deductible), (xvi) management and administrative fees, other than as provided in Section 5.2(a) above; (xvii) the cost of remediating Hazardous Materials from the Building or the Campus other than Included Hazardous Materials, as hereinafter defined; “Included Hazardous Materials” shall be defined as all Hazardous Materials, other than: (A) any material or substance located in the Building or the Property on the Execution Date which, as of the Execution Date, is not considered under then existing Legal Requirements, to be Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of a Legal Requirement which first becomes effective after the Execution Date of this Lease, and (B) any material or substance that is introduced to the Building or the Property after the Execution Date which, when introduced to the Building or the Property, is not then (i.e., at the time of introduction to the Building or the Property) considered, as a matter of any Legal Requirement, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of Legal Requirements which first becomes effective after the date of introduction of such material or substance to the Building or Property; (xviii) any cost covered by a warranty that Landlord is required to obtain pursuant to this Lease in connection with the Building or the Land; (xix) any amounts paid to a person, firm, corporation or other entity under common ownership and control with Landlord that is in excess of a commercially reasonable amount paid on a market rate basis (other than management fees); (xx) the cost of acquiring sculptures, paintings, and other objects of art; (xxi) depreciation of the Building or Campus or any part thereof (provided however, that the provisions of this clause (xxi) shall not be deemed to exclude depreciation incurred with respect to Permitted Capital Expenditures from Operating Costs); (xxii) any compensation paid to personnel in retail concessions operated by Landlord and any subsidies or concessions to third parties operating retail concessions at the Building or the Campus, provided that the provisions of this clause (xxii) shall not be deemed to exclude from Operating Costs such compensation, subsidies or concessions incurred by Landlord with respect the Cafeteria and the Fitness Center; (xxiii) replacement or contingency reserves; (xxiv) Landlord’s general overhead, provided however, that the provisions of this clause (xxiv) shall not be deemed to exclude an equitable allocation of Management Office Costs, as set forth in Section 5.2(a) above; and (xxv) any costs incurred with respect to the retail portions of the Building, provided that the provisions of this clause (xxv) shall not be deemed to exclude from Operating Costs incurred by Landlord with respect the Cafeterias and the Shower and Changing Rooms. Notwithstanding anything to the contrary contained herein, the properly passed through cost of any Permitted Capital Expenditures shall be amortized over the useful life of such capital item.

(d)    Payment of Operating Costs. Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year. As of the Execution Date, the Property’s fiscal year is January 1 – December 31.

(e)    Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder; provided, however, that Landlord shall be obligated to bill any Operating Costs on or before the date (the “Outside Billing Date”) which is two (2) years after the end of the fiscal year in which the expenditure is made. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no uncured Event of Default has occurred, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(e) shall survive the expiration or earlier termination of this Lease.

(f)    Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(g)    Gross-Up. If, during any fiscal year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(h)    Audit Right. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least thirty (30) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Rent Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred twenty (120) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If such inspection or audit reveals that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant, then, provided there is no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty

(30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential. The provisions of this Section 5.2(h) shall survive the expiration or earlier termination of this Lease.

5.3    Taxes.

(a)    “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the Land, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Building and the Land were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b)    “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)    Payment of Taxes. Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d)    Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund.

(e)    Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4    Late Payments.

(a)    Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of eighteen percent (18%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b)    Additionally, if Tenant fails to make any payment within five (5) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to three percent (3%) of any such late payment, provided, however, Landlord shall waive the late fee once in any twelve (12) month period in the event Tenant shall pay such late payments within five (5) days following Landlord’s written notice to Tenant of the occurrence of such late payment.

(c)    For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d)    Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e)    The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(f)    If Tenant during any six (6) month period shall be more than five (5) days delinquent in the payment of any installment of Rent on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Rent and additional rent on account of Operating Costs and Taxes quarterly in advance. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.

5.5    No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6    Survival. Any obligations under this Article 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.    INTENTIONALLY OMITTED.

7.    LETTER OF CREDIT.

7.1    Amount. Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord an irrevocable letter of credit (the “Letter of Credit”) that shall (a) be in the initial amount of Six Hundred Forty-Six Thousand Six Hundred Eleven Dollars ($646,611.00); (b) be issued on the form attached hereto as Exhibit 6, or other form reasonably approved by Landlord; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord (the “Approved Issuer”) that both (x) has an office in the greater Boston metropolitan area that will accept presentation of, and pay against, the Letter of Credit and (y) satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below). The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000. Notwithstanding the foregoing, Landlord hereby agrees that, as of the Execution Date, Silicon Valley Bank is an Approved Issuer. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year. If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions hereof at least thirty (30) days prior to the expiration of the term of such Letter of Credit. If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than ten (10) Business Days after Landlord notifies Tenant of such failure. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the Expiration Date. If Tenant fails to furnish such renewal or replacement at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Article 7. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an Approved Issuer.

7.2    Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of

Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.4 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3    Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.4 below.

7.4    Cash Proceeds of Letter of Credit. Landlord shall hold the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.5    Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within forty-five (45) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

7.6    Reduction in Letter of Credit. Subject to the remaining terms of this Article 7, and provided that (x) there has been no monetary or material non-monetary Event of Default within the twelve (12) months prior to the Reduction Date, and (y) there is no then-current Event of Default under the Lease as of the Reduction Date (the “Reduction Conditions”), Tenant shall have the right to reduce the amount of the Security Deposit and/or Letter of Credit to Five Hundred Twenty-Nine Thousand Eight Hundred Fifty-Nine and 77/100 Dollars ($529,859.77) as of the date on which Tenant has raised Seventy-Five Million Dollars ($75,000,000.00) in equity investments plus non-dilutive capital fundraising, as evidenced by supporting documentation reasonably acceptable to Landlord (the “Reduction Date”). The reduction in the Security Deposit shall be accomplished as follows: Tenant shall request such reduction in a written notice to Landlord, and if the Reduction Conditions have been met, Landlord shall so notify Tenant, whereupon Tenant shall provide Landlord with a Substitute Letter of Credit in the reduced amount, or an amendment to the Letter of Credit reducing it to the reduced amount and if Tenant provides Landlord with a Substitute Letter of Credit, Landlord shall simultaneously return the existing Letter of Credit to Tenant together with a letter to the issuing bank authorizing its cancellation. The Security Deposit, as it may be reduced in accordance with the foregoing, shall continue to be held by Landlord throughout the Term of the Lease.

8.    INTENTIONALLY OMITTED.

9.    UTILITIES, LANDLORD’S SERVICES

9.1    Electricity. Landlord shall contract with the electric utility company to provide for electric service to the Property, including the Premises, subject to a capacity limitation with respect to the Premises of 172,500 watts. Commencing on the Term Commencement Date, Tenant shall pay Tenant’s pro rata share of all charges for electricity furnished to the Premises and any equipment exclusively serving the Premises, as additional rent, based on Landlord’s reasonable estimate of such electric usage. Notwithstanding the foregoing, Tenant, as part of Tenant’s Work, shall install a separate check meter, after which point Tenant shall pay all charges for electricity as measured by such check meter. Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same. Tenant shall pay to Landlord the full amount of any charges invoiced by Landlord (if prior to the installation of such check meter) or attributable to such check meter (from and after the installation of such check meter), based on Landlord’s reading of such check meter, on or before the later to occur of (i) the due date therefor or thirty (30) days following delivery of an invoice for such costs from Landlord. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant.

9.2    Water. Landlord shall contract with the utility provider for water service to the Property, including the Premises. Except as otherwise provided below, the cost of providing water service to the Premises and all other portions of the Building (including, without limitation, the premises of other tenants or occupants of the Building) shall be included in Operating Costs. Notwithstanding the foregoing, if Landlord determines that Tenant is using water in excess of its proportionate share (by floor area) of the total water usage in the Building, Landlord may elect, at Tenant’s expense, to furnish and install in a location in or near the Premises metering equipment to measure water furnished to the Premises and any equipment exclusively serving the same. In such event, Tenant shall, within thirty (30) days after Landlord’s written demand therefor from time to time, pay to Landlord, as additional rent, the full amount of any water service charges attributable to such meter.

9.3    Gas. Landlord shall contract with the utility provider for gas service to the Property, including the Premises. The cost of gas used to serve base building plumbing, mechanical and electrical systems shall be included in the costs reimbursed by Tenant pursuant to Section 9.6 below. If Tenant requires gas service for the operation of Tenant’s laboratory equipment in the Premises, Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based, at Landlord’s election,

(1)    on Landlord’s reasonable estimate of such gas usage or (ii) on metering or submetering equipment installed by Landlord at Tenant’s expense. Tenant shall pay the full amount of any such charges on or before the later to occur of (i) the due date therefor or (ii) thirty (30) days following delivery of an invoice for such costs from Landlord.

9.4    Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5    Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as set forth in Section 10.7, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.6    Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 7 attached hereto and made a part hereof (“Landlord’s Services”), at the level of service set forth therein. All costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs. Tenant shall pay such costs monthly, together with monthly installments of Base Rent, on an estimated basis in amounts from time to time reasonably determined by Landlord. After the close of each fiscal year, Landlord shall determine the actual amount of such costs for such year and deliver to Tenant a reasonably detailed statement thereof, together with a statement of the amounts paid by Tenant on an estimated basis toward such costs as aforesaid. If such statement indicates that the estimated amounts paid by Tenant are less than Tenant’s allocable share of the actual amount of such costs for such fiscal year, then Tenant shall pay the amount of such shortfall to Landlord within thirty (30) days after delivery of such statement. If such statement indicates that Tenant’s estimated payments for such year exceed the actual amount of such costs for such year, then Landlord shall credit the excess against the next due installment(s) of additional rent payable under this Section 9.6.

9.7    Conservation Requirements.

(a)    Notwithstanding the foregoing, the services and utilities to be provided by Landlord under this Lease, and the obligations and responsibilities of Landlord in connection therewith, shall be subject to such energy, water or other conservation controls, limitations, or requirements (whether mandatory or voluntary) of general applicability to comparable office buildings imposed or issued by applicable governmental agencies or authorities, or public utilities or insurance carriers, including, without limitation, controls, limitations or requirements concerning the permitted range of temperature settings or imposing limitations or restrictions on the volume of energy consumption. If and to the extent required to comply with such energy, water or other conservation controls, limitations, or requirements (whether mandatory or voluntary) of general applicability to comparable office buildings issued by applicable governmental agencies or authorities, or public utilities or insurance carriers, Landlord shall not be deemed in violation of the terms and conditions of this Lease for the duration of such controls or requirements and the compliance by Landlord with such controls, limitations, or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement or reduction of any rent payable hereunder. Notwithstanding the foregoing, as to any such controls, limitations, or requirements that are voluntary rather than mandatory, the exculpation afforded by the foregoing clauses shall not be applicable unless comparable first-class office buildings in the city in which the Building is located have generally instituted similar controls, limitations, or requirements.

(b)    Landlord shall provide and install bulbs and tubes for Building standard lighting fixtures within the Premises and replacement tubes for such lighting, and the cost of such bulbs and tubes, together with the costs for replacement bulbs and tubes in the premises of other tenants of the Building, shall be included in Operating Costs; provided, however, (x) the cost of replacement of any specialty bulbs or tubes installed by Landlord at Tenant’s request and the costs of ballasts replaced by Landlord in the Premises shall be paid by Tenant as Additional Rent, and (y) the cost of replacement of specialty bulbs or tubes of other tenants or ballasts replaced in other premises shall not be included in Operating Costs. Notwithstanding the foregoing, Landlord may elect to cease generally providing replacement of standard bulbs and tubes for tenants of the Building, in which event Tenant shall pay Landlord for such replacements as it requests as Additional Rent and the cost of replacements for Tenant and other tenants of the Building shall cease to be included in Operating Costs.

10.    MAINTENANCE AND REPAIRS

10.1    Maintenance and Repairs by Tenant. Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment (other than building service equipment) that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and specialty lighting therein, electrical equipment wiring, doors, non-structural walls, windows and floor coverings, and all laboratory specific systems and equipment that exclusively serve the Premises, including, without limitation, equipment critical to laboratory operations, reasonable wear and tear and damage by Casualty excepted.

10.2    Maintenance and Repairs by Landlord. Except as otherwise provided in Article 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain and keep in good working order: (i) the Building foundation, the Building roof, Building structure, exterior windows and related assemblies, structural floor slabs and columns of the Building, and (ii) the base Building systems, including, without limitation, all common mechanical, electrical and HVAC systems serving the Building in good repair, order and condition. In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable combination office and laboratory facilities in the vicinity of the Premises. All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs as provided in Section 5.2.

10.3    Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Article 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4    Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. The floor load capacity of the Premises is 100 pounds per square foot. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), in a commercially reasonable manner, which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving, except, subject to Section 14.5 hereof, to the extent caused by the negligence or willful misconduct of any Landlord Parties. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5    Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Landlord shall provide a dumpster and/or compactor at the Building loading dock for Tenant’s disposal of non-biohazard material. All costs incurred by Landlord in connection with such dumpster and/or compactor shall be included in Operating Costs as provided in Section 5.2.

10.6    Pest Control. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

10.7    Service Interruptions.

(a)    Abatement of Rent. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Articles 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Material Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for any of the Permitted Uses. Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 10.7(a). The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure.

(b)    Tenant’s Termination Right. In the event that: (i) a Service Interruption occurs, and (ii) such Service Interruption continues for a period of one hundred twenty (120) consecutive days after Landlord receives a Service Interruption Notice with respect to such Service Interruption (“Termination Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees, and (iv) for so long as Tenant ceases to use the affected portion of the Premises during such Service Interruption, then Tenant shall have the right to terminate this Lease by giving a written termination notice to Landlord after the expiration of the Termination Service Interruption Cure Period. If such Service Interruption is cured within ten (10) days (“Post-Termination Notice Cure Period”) after Landlord receives such termination notice, then Tenant shall have no right to terminate this Lease based upon such Service Interruption and Tenant’s termination notice shall be of no force or effect. The Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period shall each be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure.

(c)    The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Article 15 hereof).

(d)    The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption.

11.    ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1    Landlord’s Consent Required.

(a)    Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively, with the Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications and a time schedule therefor. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the fixed lab benches, fume hoods, roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

(b)    Alterations Permitted without Landlord’s Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right without obtaining the prior consent of Landlord, but upon prior notice to Landlord as provided below, to make Alterations to the Premises where: (i) the same are within the interior of the Premises, and do not affect the exterior of the Building and do not affect any of the Building’s systems or the ceiling of the Premises; (ii) the same do not affect the roof or any structural element of the Building, or the fire protection systems of the Building; (iii) the same do not create a nuisance and do not interfere with the rights of other tenants located in the Building; (iv) the cost of any individual Alteration shall not exceed $75,000 in cost; (v) Tenant shall comply with the provisions of this Lease, and if such work increases the cost of insurance or taxes, Tenant shall pay for any such increase in cost; and (vi) Tenant gives Landlord at least five (5) business days’ prior notice describing such work in reasonable detail, accompanied by copies of plans and specifications therefor (to the extent plans and specifications are typically prepared in accordance with such work (the “Permitted Alterations”)).

11.2    After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel.

11.3    Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4    Liens. No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors for such Alteration; and (ii) with respect to any Alteration, the cost of which exceeds $500,000: (x) Tenant has provided Landlord with reasonable evidence that there is sufficient funding to pay for such Alteration, and (y) Tenant has required its general contractor to obtain appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5    General Requirements.

(a)    Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any

Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations, except, subject to Section 14.5 hereof, to the extent caused by the negligence or willful misconduct of any Landlord Parties.

(b)    In connection with the performance of any Alterations, Tenant (or Tenant’s contractor) shall develop and implement an indoor air quality management plan for the construction and preoccupancy phases of the Building and the Premises (a “Construction Indoor Air Quality Management Plan”). All Alterations performed by or on behalf of Tenant shall meet or exceed the requirements set forth in the Construction Indoor Air Quality Management Plan. During any construction, Tenant shall cause all of its contractors and subcontractors to, at a minimum, satisfy the following requirements: (w) satisfy the then-applicable standards and requirements outlined by the Sheet Metal and Air Conditioning National Contractors’ National Association (SMACNA) “Indoor Air Quality Guidelines for Occupied Buildings under Construction, 2nd Edition 2007, ANSI/SMACNA 008-2008” (Chapter 3); (x) in the event air handlers are used during construction, use MERV 8 filtration media at each return air grill as determined by ASHRAE 52.2-1999; (y) replace all filtration media prior to occupancy; and (z) protect stored on-site and installed absorptive materials from moisture damage.

(c)    In connection with the performance of any Alterations, Tenant (or Tenant’s contractor) shall develop and implement a construction waste management plan that identifies materials to be diverted from disposal and whether the materials will be sorted on-site or commingled. Such construction waste management plan must require, at a minimum, that Tenant or Tenant’s contractor recycle and/or salvage at least 75% of construction, demolition and packing debris by volume.

(d)    In connection with the performance of any Alterations, Tenant (or Tenant’s contractor) shall use products meeting the following criteria: (u) adhesives, sealants and sealant primers that do not exceed VOC content limits of South Coast Air Quality Management District Rule #1168 and aerosol adhesives that do not exceed VOC content limits of Green Seal Standard GC-36; (v) interior paints and coatings that meet “Topcoat Paints: Green Seal Standard GS-11, Paints,” “Anti-Corrosive and Anti-Rust Paints: Green Seal Standard GS-03, Anti-Corrosive Paints” and “All Other Architectural Coatings, Primers and Undercoats: South Coast Air Quality Management District Rule 1113, Architectural Coatings;” (w) non-carpet finished flooring that is FloorScore-certified; (x) carpet that meets the CRI Green Label Plus testing program, is 100% recyclable and contains at least 50% recycled content; (y) carpet padding that meets the CRI Green Label testing and product requirements, is 100% recyclable and contains at least 50% recycled content; and (z) carpet adhesive that has less than 50g/L VOC.

12.    SIGNAGE

12.1    Restrictions. Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not, without first obtaining Landlord’s written approval place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building.

12.2    Monument Signage. For so long as (x) no Event of Default of Tenant then exists and (y) the Lease is in full force and effect (the “Monument Signage Condition”), then Tenant shall have the right to require Landlord to (i) list, at Landlord’s initial cost and expense, Tenant’s name (“Tenant’s Monument Signage”) on the existing exterior monument sign (the “Monument Sign”) serving the Property at the entrance from the MWF Road during the initial Term of the Lease, and any extensions thereof, subject to the provisions of this Section 12.2. The parties hereby agree that the maintenance and removal of such Tenant’s Monument Signage (including, without limitation, the repair and cleaning of the existing monument facade upon removal of Tenant’s Monument Signage) shall be performed by Landlord and the costs incurred by Landlord shall be included in Operating Costs in accordance with Section 5.2, except that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage during the initial Term of the lease.

12.3    Building Directory/Premises Entrance Signage.

(a)    Landlord shall list Tenant within the directory in the Building lobby. The initial listing shall be at Landlord’s cost and expense, and any changes to such directory listing shall be at Tenant’s cost and expense.

(b)    Tenant shall have the right, at Tenant’s cost to install a building standard Tenant identification sign at the entrance to the Premises.

13.    ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1    Landlord’s Consent Required. Tenant shall not mortgage or encumber this Lease or in whole or in part whether at one time or at intervals, operation of law or otherwise. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”); provided, however, the provisions of this Article 13 shall not apply to (i) the transfer of ownership or control interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange, (ii) the transfer of ownership or control interests among the owners of Tenant existing as of the Effective Date provided that such transfer(s) of ownership interests do(es) not, either individually or in the aggregate, result in a change in Control of Tenant, (iii) the transfer of ownership interests to institutional or individual investors (including venture capital funding and corporate partners)

which regularly invest in private biotechnology or life sciences companies provided that such transfer(s) of ownership interests do(es) not, either individually or in the aggregate, result in a change in Control of Tenant, or (iv) a public offering of the stock of Tenant on a national securities exchange. Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Article 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease. For purposes of this Section, “Control” shall mean the ownership, directly or indirectly, of 50% (or more than 50%) of the voting stock, partnership interests, membership interests, or beneficial ownership interest of Tenant, and/or the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of Tenant.

13.2    Landlord’s Recapture Right

(a)    Except for Permitted Transfers, as provided in Section 13.7 below, and for Recapture-Exempt Subleases, as provided in Section 13.2(c) below, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises. Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

(b)    Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

(c)    Subject to the provisions of this Article 13, including, without limitation, the standard of consent to a proposed Transfer set forth in Section 13.3 below, a proposed sublease of up to 4,000 square feet of the Premises Rentable Area for a sublease term that expires on or before the fifth (5th) anniversary of the Term Commencement Date (any such sublease, a “Recapture-Exempt Sublease”) shall be exempt from Landlord’s recapture right, as set forth in Section 13.2(a), above.

13.3    Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Article 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer at fair market rent and otherwise on the terms contained in the Recapture Notice to an entity which will use the Premises for any of the Permitted Uses and, in

Landlord’s reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and (c) the intended use of such entity does not violate any restrictive use provisions then in effect with respect to space in the Building.

13.4    Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5    Profits In Connection with Transfers. Except with respect to Permitted Transfers, as defined in Section 13.7, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out- of-pocket legal, architectural, engineering, brokerage expenses and rent concessions incurred by Tenant and unamortized improvements paid for by Tenant in connection therewith, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.6    Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, no Event of Default then exists under this Lease. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building if vacant space of a size comparable to the portion of the Premises subject to the Transfer then exists in the Building or will exist as of the commencement of the proposed Transfer; or (c) any entity with whom Landlord shall have negotiated for space in the Property in the three (3) months immediately preceding such proposed Transfer.

13.7    Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent and without giving Landlord a Recapture Notice, to (a) make a Transfer to an Affiliated Entity (hereinafter defined), and (b) assign all of Tenant’s interest in and to the Lease to a Successor, provided that prior to or simultaneously with any Transfer pursuant to this Section 13.7, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Article 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. Additionally, Tenant shall have the right, without obtaining Landlord’s consent but upon not less than ten (10) days’ prior written notice to Landlord, to permit Affiliated Startup Entities (hereinafter defined) to occupy portions of the Premises from time to time during the Term, in each case on a temporary basis, without such occupancy constituting a Transfer hereunder (subject to the terms and conditions of this Lease, including without limitation Sections 4.1 and 4.2, above). For the purposes hereof, an “Affiliated Entity” shall be defined as any entity (a) that has a net worth and other financial indicators demonstrating such entity’s ability to perform all of Tenant’s obligations hereunder, as evidenced by audited financial statements; and (b) which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Permitted Transfer (as hereinafter defined), such notice to include evidence, reasonably satisfactory to Landlord, that the conditions to the Permitted Transfer in question have been satisfied. Transfers to Affiliated Entities and to Successors which are permitted pursuant to this Section 13.7, are referred to collectively herein as “Permitted Transfers”, and such Affiliated Entities and Successors are referred to herein as “Permitted Transferees”. For the purposes hereof, an “Affiliated Startup Entity” shall be defined as a startup or early stage entity with which Tenant shares a business nexus.

14.    INSURANCE; INDEMNIFICATION; EXCULPATION

14.1    Tenant’s Insurance.

(a)    Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i)    Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of the Tenant in or about the Premises against claims for bodily injury, property damage and product liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $1,000,000 each occurrence for bodily injury and property damage, $1,000,000 for products/completed operations aggregate, $1,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $5,000,000 for each policy year. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(ii)    Insurance covering (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building (collectively, “Tenant’s Property”), in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risks” fire and casualty insurance policy. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 15 of this Lease. The insurance required to be maintained by Tenant pursuant to this Section 14.1(a)(ii) is referred to herein as “Tenant Property Insurance.”

(iii)    Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $1,000,000.00.

(iv)    Business Interruption Insurance with limits not less than an amount equal to one (1) year’s revenue hereunder of Tenant at the Premises which insurance shall be issued on an “all risks” basis (or its equivalent).

(b)    All policies of the insurance provided for in this Section 14.1 (collectively, as “Tenant’s Insurance Policies”) shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A IX in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i)    shall include Landlord as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord), except with respect to the insurance described in Section 14.1(a)(iii) above;

(ii)    shall (and a certificate thereof shall be delivered to Landlord at or prior to the delivery of possession of the Premises) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)    shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days’ notice in writing by insurers (and ten days in the case of non-payment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance;

(iv)    shall include deductibles in an amount no greater than $25,000; and

(v)    shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c)    Any insurance provided for in Section 14.1(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i)    Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii)    the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance; and

(iii)    the requirements set forth in this Article 14 are otherwise satisfied.

(d)    During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e)    Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f)    Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 10 attached hereto.

(g)    In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2    Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a)    Tenant’s breach of any covenant or obligation under this Lease;

(b)    Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, or at the Premises;

(c)    Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d)    On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.3    Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4    Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5    Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions.

14.6    Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Notwithstanding anything to the contrary contained herein, Tenant shall not be liable for any increases in the rate of insurance unless such increases arise from Tenant’s manner of use of the Premises (as opposed to Tenant’s use of the Premises for the Permitted Uses). If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within thirty (30) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

14.7    Landlord’s Insurance. Landlord shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Building, the Land and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (ii) with respect to the Building, excluding Tenant-Insured Improvements and improvements made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first-class multi-tenant buildings in the City of Waltham or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (iii) rent interruption insurance covering at least twelve (12) months. Any and all such insurance: (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as determined by Landlord. The costs incurred by Landlord related to such insurance shall be included in Operating Costs. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

15.    CASUALTY; TAKING

15.1    Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed as of the Term Commencement Date, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. Landlord shall, within sixty (60) days after any Casualty, deliver to Tenant an engineering estimate (the “Restoration Estimate”) from a reputable contractor engineer, setting forth an estimate of the period of time (the “Restoration Period”) that it will take for Landlord to restore the Building and/or Premises, as aforesaid. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least fifty percent (50%) of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than fifty (50%) of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2    Termination Rights.

(a)    Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i)    any material portion of the Building or any material means of access thereto is taken;

(ii)    more than thirty-five percent (35%) of the Building is damaged by Casualty; or

(iii)    if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)    Tenant’s Termination Right. Tenant may terminate this Lease upon thirty (30) days’ prior written notice to Landlord if:

(i)    any material portion of the Premises or any material means of access thereto is taken, so that, in Tenant’s reasonable judgment, the continued operation of Tenant’s business in the Premises is materially adversely affected;

(ii)    if 50% or more of the Building is damaged by a Casualty and the estimated Restoration Period, as set forth in the Restoration Estimate, exceeds one (1) year from the date on which Landlord receives all required permits for such restoration; or

(iii)    if less than 50% of the Building is damaged by a Casualty, Tenant’s use of and/or access to the Premises is materially adversely affected by such Casualty, and the estimated Restoration Period, as set forth in the Restoration Estimate, exceeds nine (9) months from the date on which Landlord receives all required permits for such restoration; or

(iv)    Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to terminate this Lease pursuant to this Article 15 if the Casualty was caused by the gross negligence or willful misconduct of any Tenant Party.

(c)    Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice. Notwithstanding anything to the contrary contained in this Article 15, in no event may Tenant elect to terminate this Lease hereunder if the Casualty that would otherwise give rise to such right results from the gross negligence or willful misconduct of Tenant, its agents, contractors, or employees.

(d)    Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3    Rent Abatement. In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty materially adversely affects Tenant’s use of, or access to, the Premises.

15.4    Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5    Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16.    ESTOPPEL CERTIFICATE.

Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating to Tenant’s knowledge whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.    HAZARDOUS MATERIALS

17.1    Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 8 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control areas’ (the number and size of which shall be shown Exhibit 8-1) and in accordance with all applicable Legal Requirements, including, without limitation, Environmental Laws (hereinafter defined), and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Rent Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

17.2    Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Waltham and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3    Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4    Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable governmental authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority.

17.5    Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties in violation of this Lease, then Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand, as additional rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property. In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties in violation of this Lease. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Costs, if allowed pursuant to Section 5.2), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.6    Indemnity; Remediation.

(a)    Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Article 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this Section 17.6. The indemnification and hold harmless obligations of Tenant under this Section 17.6 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section 17.6 shall survive the expiration or earlier termination of the Lease.

(b)    Without limiting the obligations set forth in Section 17.6(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c)    In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i)    until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)    Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d)    The provisions of this Section 17.6 shall survive the expiration or earlier termination of this Lease.

17.7    Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

17.8    Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

17.9    Landlord Obligations with respect to Hazardous Materials.

(a)    Landlord Representations, Covenants and Indemnity. Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in clause (c) below), except to the extent (if any) as may be disclosed in the following described environmental assessment reports which have been made available by Landlord to Tenant (the “Disclosed Materials”), there exist, as of the Execution Date of this Lease, no Hazardous Materials on the Property which are in violation of applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws:

•	Phase I Environmental Site Assessment, 830 Winter Street, Waltham, Massachusetts, prepared by Boston Environmental Corporation, dated June 26, 2015.

Landlord covenants that neither Landlord nor any of the Landlord Parties shall bring any Hazardous Materials in or on to the Property or discharge any Hazardous Materials in or on to the Property which are, in either case, in violation of applicable Environmental Laws. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any Claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 17.9(a).

(b)    Landlord Remediation. If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article 17, then Landlord shall remove or remediate, or cause to be removed or remediated, the same, when, if, and in the manner required by applicable Environmental Laws.

(c)    To the Best of Landlord’s Knowledge. The phrase “to the Best of Landlord’s Knowledge” under shall mean the best of the knowledge of Xave Jacoby, Landlord’s asset manager with respect to the Property.

18.    RULES AND REGULATIONS.

18.1    Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations attached hereto as Exhibit 9 (“Current Rules and Regulations”) and reasonable rules and regulations as may be promulgated, from time to time, with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). The Current Rules and Regulations consist of the Building Rules and Regulations attached hereto as Exhibit 9-1 and the Construction Rules and Regulations attached hereto as Exhibit 9-2. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2    Energy Conservation. Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, (i) that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, provided the same shall not come at a material cost to Tenant, or materially adversely affect Tenant’s use of the Premises for any of the Permitted Uses, or (ii) or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3    Recycling. Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.    LAWS AND PERMITS.

19.1    Legal Requirements. Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record or any provisions of this Lease, interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business, as soon as reasonably possible, and in any event shall not undertake any operations or use of Tenant’s equipment unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the structural elements of the Building and the Common Areas, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2.

20.    DEFAULT

20.1    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)    If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b)    Intentionally omitted;

(c)    If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Article 16 above or a subordination and attornment agreement pursuant to Article 22 below, within the timeframes set forth therein;

(d)    If Tenant shall fail to maintain any insurance required hereunder;

(e)    If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Article 7 above;

(f)    If Tenant causes or suffers any release of Hazardous Materials in or near the Property;

(g)    If Tenant shall make a Transfer in violation of the provisions of Article 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the Term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 13 hereof;

(h)    If Tenant shall fail to perform its obligations under Section 3 hereof and such failure continues for more than thirty (30) days after notice thereof from Landlord;

(i)    The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(j)    Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(k)    Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(l)    an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(m)    the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(n)    a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(o)    any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding; or With respect to the defaults set forth in subsections (c), (d), (e), and (g) above, if Tenant shall fail to cure the default within the respective required timeframes set forth in this Lease, and such failure shall continue for three (3) business days after Tenant’s receipt of a Reminder Notice (as defined below), then such events shall be deemed to be an Event of Default. For purposes hereof, a “Reminder Notice” shall be a notice from Landlord to Tenant that states in bold faced capital letters at the top of the first page thereof the following: “TENANT’S FAILURE TO CURE DEFAULT WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL CONSTITUTE AN EVENT OF DEFAULT.”

20.2    Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3    Damages - Termination.

(a)    Upon the termination of this Lease under the provisions of this Article 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)    the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)    amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)    In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of three percent (3%) per annum for the balance of the full Term hereby granted.

(c)    Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)    Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

20.4    Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord within thirty (30) days of Landlord’s written demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5    Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6    Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7    No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8    Restrictions on Tenant’s Rights. During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9    Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21.    SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1    Surrender

(a)    Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that was either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property (including furniture, fixtures, and equipment installed by Tenant, at Tenant’s sole cost and expense and not otherwise listed in clause (i) above), all autoclaves and cage washers and, to the extent specified by Landlord, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b)    Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as additional rent within thirty (30) days of Landlord’s written demand therefor. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c)    No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d)    Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

21.2    Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Article 20 hereof or pursuant to law, and to any arrears of Rent.

21.3    Holdover. If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease. Whether or not Landlord has previously accepted payments of Rent from Tenant:

(i)    Tenant shall pay Base Rent at the Hold Over Percentage, as hereinafter defined, of the highest rate of Base Rent payable during the Term,

(ii)    Tenant shall continue to pay to Landlord all Additional Rent, and

(iii)    in the event such hold over extends beyond sixty (60) days after the end of the Term, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term. The “Hold Over Percentage” shall be 150% for the first sixty (60) days of such holdover, and 200% for any period of hold over after the first sixty (60) days. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

21.4    Warranties. Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22.    MORTGAGEE RIGHTS

22.1    Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor. Landlord agrees to use reasonable efforts to obtain an SNDA, as hereinafter defined, from the holder of any future mortgage which affects the Property. An “SNDA” shall be defined as a subordination, non-disturbance and attornment agreement on the standard form of SNDA then being used by the holder of the Mortgage in question, with such commercially reasonable modification as may be requested by Tenant.

22.2    Notices. Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3    Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

22.4    Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) subject to the last sentence of this Section 22.4, such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord. Notwithstanding the foregoing: (x) nothing shall relieve any Mortgagee, purchaser at foreclosure, or grantee of a deed in lieu of foreclosure from: (i) any liability which it has as Landlord under the Lease from and after the date (the “Succession Date”) which it succeeds to Landlord’s interest under the Lease, and (y) any obligation which Landlord has to perform repairs or maintenance under the Lease based upon the fact that the need for such repairs or maintenance first arose after the Succession Date.

23.    QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.    NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	PPF OFF 828-830 Winter Street LLC

c/o King Street Properties

800 Boylston Street, Suite 1570

Boston, MA 02199

Attention: Stephen D. Lynch

With a copy to:	Morgan Stanley

1585 Broadway, 37th Floor

New York, NY 10036

Attention: Jennie P. Friend

Email: Jennie.Friend@morganstanley.com

With a copy to:	Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110

Attention: King Street

if to Tenant:	Q32 Bio Inc.

One Broadway

14th Floor

Cambridge, MA 02142

With a copy to:	Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Nicole Riley, Esq.

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by email to those parties listed in Section 2.4. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25.    CONDOMINIUM CONVERSION

The Premises are located in the Building which is erected on the Land which comprises the Property owned by Landlord. The Property may be further enlarged and/or improved with additional buildings (provided that no such enlargements or improvements shall have a material adverse impact on Tenant’s rights under this Lease).

Landlord, on behalf of itself and its successors and assigns, reserves the right to convert the Property, and all of the buildings now or hereafter located thereon, to the condominium form of ownership pursuant to Massachusetts General Laws Chapter 183A (the “Condominium”), so long as such Condominium does not: not: (x) adversely affect Tenant’s rights under this Lease, or (y) increase Tenant’s obligations under this Lease.

In the event of the conversion of the Property to the Condominium, Tenant will reasonably cooperate in the negotiation and execution of commercially reasonable documentation which confirms that the Premises will be described in the Master Deed of the Condominium (the “Master Deed”) as part or all of a unit in the Condominium (the “Unit”) and shall be subject to said Master Deed and also to an agreement which governs the rights and obligations of the owners of such units (the “Declaration of Trust”) (the Master Deed, the Declaration of Trust and any

bylaws and rules or regulations promulgated thereunder are referred to collectively as the “Condominium Documents”). Landlord and its successors and assigns shall be subject to the Condominium Documents.

Tenant agrees that in connection with the creation of the Condominium, Tenant will reasonably cooperate in the negotiation and execution of commercially reasonable documentation which confirms that this Lease shall be subject and subordinate to the Condominium Documents and that Tenant’s leasehold interest will be converted to a leasehold interest in all or a demised portion of an individual unit in the Condominium and an interest in common with others to use common areas of the Condominium that are ancillary to Tenant’s Premises under this Lease.

26.    MISCELLANEOUS

26.1    Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

26.2    Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

26.3    Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than CBRE (Landlord) and JLL (Tenant) (collectively, the “Brokers”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to the Brokers.

26.4    Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1 through 111 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

26.5    Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

26.6    Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

26.7    Expenses Incurred by Landlord Upon Tenant Requests.

(a)    Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be additional rent under this Lease.

(b)    Notwithstanding the foregoing: (i) the amount of legal fees which Tenant is required to reimburse Landlord with respect to any Transfer shall not exceed the Transfer Legal Fee Cap, as hereinafter defined, with respect to such Transfer, and (ii) with respect any request by Tenant to review and approve Tenant’s plans and specifications with respect to any Alteration, Tenant shall only be required to reimburse Landlord for third party consultants engaged by Landlord to review such plans and specifications as Landlord, in good faith determines is necessary (e.g., reviews by structure engineers, MEP engineers, etc.). The “Transfer Legal Fees Cap” shall be defined as $2,500, except that (x) the Transfer Legal Fees Cap shall increase by $500 every fifth (5th) anniversary of the Term Commencement Date, and (y) the Transfer Legal Fees Cap shall not apply to Tenant’s request for Landlord’s approval of any sub-sublease of any tier.

26.8    Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

26.9    Limitation of Liability.

(a)    Limitation of Landlord’s Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 26.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

(b)    Limitation of Tenant’s Liability. Landlord shall neither assert nor seek to enforce any claim against Tenant or any of the Tenant Parties for breach of this Lease or otherwise, other than against the assets and property of Tenant, and Landlord agrees to look solely to such assets and property for the satisfaction of any liability of Tenant or any Tenant Parties under this Lease. This Section 26.9(b) shall not limit any right that Landlord might otherwise have to obtain injunctive relief against Tenant. Landlord and Tenant specifically agree that in no event: (i) any officer, director, trustee, employee or representative of Tenant or any of the other Tenant Parties ever be personally liable for any obligation under this Lease, and (ii) Tenant or any of the other Tenant Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease, except that nothing in this Section 26.9(b) shall limit or affect any liability or obligation which Tenant may have in the event of any breach by Tenant of its obligations under either Article 17 (Hazardous Materials) or Section 21.3 (Holdover).

26.10    Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 13 hereof shall operate to vest any rights in any successor or assignee of Tenant. A facsimile or electronic signature on this Lease shall be equivalent to, and have the same force and effect as, an original signature.

26.11    Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

26.12    No Grant of Interest. Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord, including without limitation by Landlord’s Contribution.

26.13    Financial Information. Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request (which request may be made no more than one time every twelve (12) months provided that such limitation shall not apply in the event of a sale or financing of any of Landlord’s interest in the Lease or the Premises), Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant (if available) and certified by an officer of Tenant as being true and correct in all material respects. Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

26.14    OFAC Certificate and Indemnity. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or to Tenant’s knowledge, indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order No. 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or to Tenant’s knowledge, indirectly, by any person, group, entity or nation which is) acting directly or to Tenant’s knowledge, indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or to Tenant’s knowledge, indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution or funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be an Event of Default, and (y) the representations, warranties and covenants contained in this Section 26.14 shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

26.15    Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease (“Landlord Confidential Information”) to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect to this Lease or to Tenant’s partners, officers, directors, employees, brokers, attorneys, or as may be required as part of any financing or Tenant’s normal course of business, provided that any recipient from Tenant of Landlord Confidential Information is required by Tenant to keep Landlord’s Confidential Information confidential in accordance with the terms of this Section 26.15. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

26.16    Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, national or regional emergency, or a pandemic, epidemic or other public health emergency or exigency, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure. Without limiting the generality of the foregoing, Landlord and Tenant hereby acknowledge and agree that an event of Force Majeure exists as of the date of execution of this Amendment as a result of the COVID-19 pandemic, including, without limitation, federal, state and local declared states of emergency and government mandated closures of businesses, construction activities, quarantines and travel bans, and supply chain disruptions, and the like. In no event shall the existence and/or continuance of the COVID-19 pandemic or any resulting events of Force Majeure, including, without limitation, any declared states of emergency and/or government mandated closures of businesses in any way affect, reduce, abate, extend, delay, excuse, limit or detract from the obligations and liabilities of Tenant to pay the Rent and other charges payable under the Lease. All such Rent and other charges shall be due and payable in accordance with the terms and conditions of the Lease notwithstanding the occurrence or continuance of the COVID-19 pandemic or any resulting events of Force Majeure.

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the Execution Date.

LANDLORD:

PPF OFF 828-830 WINTER STREET, LLC,
a Delaware limited liability company

By:	PPF MASS REIT, LLC, a Delaware
limited liability company, its Sole Member

	By:	PPF OP, LP, a Delaware limited
partnership, its Sole Partner

		By:	PPF OPGP, LLC, a Delaware
limited liability company, its
General Partner

			By:	Prime Property Fund, LLC,
a Delaware limited liability company,
its Sole Member

				By:	Morgan Stanley Real Estate
Advisor, Inc., a Delaware
corporation, its Investment Adviser

By:
Name:
Title:

TENANT:

Q32 BIO INC.,
a Delaware corporation

By:
Name:
Title:

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